Exhibit 99.1

NEWS RELEASE

Visa Inc. Completes Acquisition of CyberSource

San Francisco, CA – July 21, 2010 – Visa Inc. (NYSE: V) (“Visa”) announced today that it had completed its acquisition of CyberSource Corporation (Nasdaq: CYBS), at a price of $26.00 per share of CyberSource common stock, or total consideration of approximately $2.0 billion, to be paid with cash on hand.

The acquisition of CyberSource expands Visa’s online payment, fraud, and security management capabilities. The combination is expected to accelerate the growth of the eCommerce category and enhance the value of Visa’s network, product and service offerings to financial institutions, merchants, partners and consumers.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements can be identified by the term “expected to” and similar references to the future. Examples of such forward-looking statements include, but are not limited to, statements we make about the growth of the eCommerce category and the value of Visa’s network, product and service offerings.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are neither statements of historical fact nor guarantees of future performance and (iii) are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors, including the risk that CyberSource’s business will not be successfully integrated with Visa’s business, costs associated with the merger, and the other factors that are discussed under the heading “Risk Factors” in Visa’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for its most recent fiscal year. You are cautioned not to place undue reliance on such statements. Unless required to do so by law, we do not intend to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Visa Inc.

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 415-932-2213, ir@visa.com

Media Relations: Will Valentine, 415-932-2564, globalmedia@visa.com